Exhibit 21

                         Subsidiaries of the Registrant

     1.   Lukens Medical Corporation, a New Mexico corporation.

     2. Lukens Medical Products Private Limited, a company registered under the Companies Act, 1956, laws of India.

     3.   Somar-Lukens S.A de C.V., a Mexican corporation.

     4.   Pro-Tec Containers, Inc., a Florida corporation

     5. Techsynt-Industrial, Comercio, Importaco e Exportaco Ltda, a Brazilian corporation



                                       27